Exhibit 99.2

American Eagle Outfitters, Inc.

Fourth Quarter 2018 Earnings

Conference Call Transcript March 6, 2019

Operator: Greetings and welcome to American Eagle Outfitters, Inc. fourth quarter 2018 earnings conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Judy Meehan, Vice President of Investor Relations for American Eagle Outfitters. Please go ahead.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Good afternoon, everyone. Joining me today for our prepared remarks are: Jay Schottenstein, Chief Executive Officer; Chad Kessler, AE Global Brand President; Jen Foyle, Aerie Global Brand President; and Bob Madore, Chief Financial Officer.

Before we begin today’s call, I need to remind you that we will make certain forward-looking statements. These statements are based upon information that represents the Company’s current expectations or beliefs. The results actually realized may differ materially based on risk factors included in our SEC filings. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Consistent with the retail calendar and the 53rd week last year, the fourth quarter’s financial report and the discussion today reflects the quarter ended February 2, 2019, compared to the quarter ended February 3, 2018. Fourth quarter and year-to-date comparable sales are shifted to reflect the 13- and 52-week periods ended February 2, 2019, against the comparable 13- and 52-week periods ended February 3, 2018.

Also, please note that during this call and in the accompanying press release, certain financial metrics are presented on both a GAAP and non-GAAP adjusted basis. Reconciliations of adjusted results to the GAAP results are available in the tables attached to the earnings release, which is posted on the company’s new external website at www.aeo-inc.com in the Investor Relations section. Here you can also find the fourth quarter investor presentation.

And now, I’d like to turn the call over to Jay.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Hi, Judy. Thank you. Hopefully this time it takes. Okay, good afternoon and thank you for joining us.

I’m pleased to announce that we ended 2018 with strong momentum, delivering another quarter and a year of record sales. We have now achieved our 16th consecutive quarter of positive comp growth. I am proud to report this level of consistency, which is a real standout in the industry. It’s a testament to the talent and commitment of our teams and strength of our brands.

For the year, we have reached a milestone of $4 billion in revenue, representing 8% comparable sales growth on top of a 4% increase last year. And adjusted earnings per share rose 28% to $1.48. Business strength in 2018 was broad-based, as we again achieved growth across markets, brands, and channels.

American Eagle’s fourth quarter comp sales rose 3%, marking the seventh consecutive quarter of comp increases. Aerie delivered another impressive comp increase of 23%, the brand’s 17th consecutive quarter of double-digit comp growth. In a highly competitive holiday season, we achieved record volumes on lower promotional activities. Our fourth quarter EPS of $0.43 exceeded our guidance of $0.40 to $0.42.

Cash flow was strong, and we ended the year with a very healthy balance sheet. Cash investments totaled $425 million at year end after we returned $242 million to shareholders through share buybacks and dividends. In addition, we invested approximately $190 million in capital.

While 2018 was a year of great progress for our company, we know that significant opportunity is still ahead. As we look forward, our focus is squarely on our strategic priorities aimed at fueling growth and gaining market share. We will remain highly focused on elevating the customer experience and raising the bar on product innovation. We surpassed $1 billion in jeans sales in 2018 and see much more growth in jeans and bottoms as well as complementary businesses such as graphics, shoes, and accessories.

We are also focused on testing new categories our customers care about. This weekend, we are opening a new sneaker shop within our New York SoHo store. The shop is a partnership with Urban Necessities, a leading retailer of exclusive premium sneakers with a huge customer following. We look forward to seeing the results of this initiative.

Aerie is a major growth vehicle for us for the foreseeable future. We have filled a void in the market and emerged as a powerful voice for real women. The team is focused on gaining market share by continuing to offer compelling quality products that make our customers feel good. Aerie’s growth has been terrific and profit has improved. We see tremendous opportunity ahead. Our sights are squarely set on the first $1 billion as we continue to enter new markets and grow our customer base.

As we maximize our customers’ own businesses across North America and expand Aerie’s footprint, we are also prioritizing global expansion. In 2018, we continued to grow our worldwide presence and ended the year with 231 licensed stores across 24 countries. A few weeks ago we signed a license agreement to launch our brands in Europe. Our partner brings strong expertise and a proven track record of launching brands in Europe.

Today we have the most exciting brands in the specialty retail market. Our purpose is to show the world that there’s real power in the optimism of youth. As we conclude 2018 and look towards 2019, we’re not only focused on driving profitable revenue growth, but doing so in the right way. We will continue to give a voice to our customers and represent the values that are important to them such as inclusivity, fairness, transparency, and authenticity.

We have built a strong community for our customers and our associates that we can all be proud of. I’d like to take this opportunity to congratulate and thank the team for their outstanding execution in 2018 and their unwavering determination as we look to the future.

Now I’d like to turn it over to Chad.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: Thanks, Jay. Good afternoon, everyone.

2018 was a strong year for American Eagle. We continued to deliver on our strategic pillar of fueling more growth for our brands. We saw greater consistency, with all quarters achieving improved margins and comparable sales growth across channels. The fourth quarter was no exception.

Comp sales grew 3%, building on an increase of 5% last year. Both women’s and men’s posted positive comp growth, driven by strength in jeans and bottoms. Sales growth reflected increases at both stores and digital. It was great to see stores once again post a positive comp, which marked the fifth consecutive quarter of increases.

Investments in store payroll led to greater customer engagement and a better overall experience. Combined with effective marketing, these improvements drove store traffic which outperformed the mall. We delivered strong merchandise collections which emphasize gifting in key categories.

Although there’s always room for some improvement, I’m proud of how we performed this holiday season. Sales metrics were healthy, with increases in the conversion rate, transaction growth, average unit retail, and average transaction value. We also saw consistency across geographic regions. In a highly competitive environment this holiday, we controlled promotions and reduced markdowns in the quarter.

AE jeans were strong across genders, with the fourth quarter marking the 22nd consecutive quarter of best-ever results. Our jeans business has strengthened dramatically over the past two years, fueled by unique fit, fabric, innovation, and value that our customers love. In 2018, AE jeans surpassed $1 billion in annual sales, gaining nearly 200 basis points in market share.

Across all age demographics, we are now the number one women’s jeans brand and the number two overall. Those are powerful stats and we continue to see a ton of opportunity for further growth in this important loyalty category. Leveraging our incredible success in bottoms, we remain focused on growth across the balance of apparel.

We’re capitalizing on new fashion trends and using our speed sourcing capabilities to offer the best selection season after season. I’m pleased with the performance of our loyalty program, which is bringing in new customers, increasing retention and fueling more frequent buying. We are always testing ways to introduce new customers to our brand and expand share of wallet.

With our customers at the center, we look for opportunities that are important to them. As Jay mentioned, we are excited to open Urban Necessities sneaker shop in our SoHo store. Like jeans, sneakers are essential to self-expression, and we look forward to seeing the results of this pilot.

We also recently launched a test of American Eagle Style Drop, a rental service in partnership with Castle. The pilot is aimed at expanding brand awareness, getting new customers into AE jeans, and highlighting outfits within our seasonal collection.

Our AExME brand platform continues to be a driving force for an authentic relationship with our customers. This spring, 10 real customers photographed, styled, and creatively directed our campaign. It was truly first of its kind and strongly resonated with our customer base and strengthened brand perception. Look for more to come. As I said, I’m excited about the opportunities for future growth. Congratulations to the entire team for another quarter and another year of exceptional and consistent performance.

Now, I would like to turn it over to Jen.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks, Chad, and good afternoon, everyone.

I am, once again, thrilled with another quarter of record performance for the Aerie brand. We posted fourth quarter comparable sales growth of 23% on top of a 34% comp last year; that’s a two-year stack of 57%. This was also our 17th quarter of double-digit sales growth. It’s truly gratifying to see consistency in the Aerie’s growth as we continue to gain market share.

It’s also important to note that our fourth quarter annual growth was achieved on less promotional activity, resulting in higher margin flow-through. We continued to see healthy gains across our sales metrics, posting growth in traffic, conversion transactions, AUR and the average transaction value. The quality of our sales metrics is a clear indicator that we are expanding our brand reach and attracting new customers to the Aerie community. New loyalty members rose in the mid-teens consistently throughout the year, and retention rates are up over 20%.

Our fourth quarter category performance was broad-based with particular strength in newness in apparel and accessories. We also maintained a very positive momentum in core intimates, bras and undies. Overall, we are pleased by the positive response to our gift giving collection. We continue to broaden product offerings, adding categories, styles and expanded sizes that are important to our customers.

Stores performance was again impressive, as we posted strong results in both our stand-alone and side-by-side formats. We continue to see great success in newer markets. The data analytics points demeaning demand across the country for Aerie, well beyond our primarily East Coast exposure. We are super excited to be accelerating our store growth to 60 to 75 openings this year. We will focus on new markets in Texas and California and add into filling existing markets – and fill into existing markets.

All of the new stores will incorporate our latest design, highlighting unique features such as selfie wall fitting rooms like no other, the new design stores are performing extremely well. We are outpacing our average store comps and we are seeing online penetration in new design markets at 40% to 50%. This is a tremendous opportunity for us to expand the reach of our Aerie brand.

Our marketing platform #AerieREAL continues to gain momentum. Aerie is a game changer by staying at the forefront of body positivity and women’s empowerment. Our new cast of role models are even more inspirational. They embrace the Aerie lifestyle and were chosen for their influential voices, unique stories and commitment to inclusive, powering and empowering our community. And speaking of women’s empowerment, this spring we are excited about a cool collaboration with the new Captain Marvel movie.

Congratulations to the entire Aerie team for a record 2018. Let’s stay humble and hungry and focused on the significant opportunity ahead. Thanks, and now I’ll hand it over to Bob.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks Jen, and good afternoon, everyone. As I recap our performance, it’s important to note the impact of operating one less week in 2018 in keeping with the retail calendar. This adversely affected both sales and operating profit for the year and the fourth quarter.

Throughout 2018, American Eagle and Aerie demonstrated strong brand performance. Total revenue reached record highs for the fourth quarter and the year with broad-based strength across regions and channels. Investments in our store experience, our people and marketing have contributed to greater consistency and improved results across the business. In the fourth quarter, we delivered strong quality of sales metrics and reduced markdowns in what was a promotional holiday season.

Please keep in mind that my comments will focus on the adjusted financials, which exclude certain items as detailed in the press release and tables on pages 9 through 9 of the investor presentation. Now, looking at the fourth quarter; total revenue for the 13 weeks increased 1% to $1.24 billion compared to $1.23 billion for the 14-week period last year.

Total revenue grew by $15 million, despite operating with one less week which approximated $60 million in lost revenue. Comparable sales for the 13 weeks increased 6% following an 8% in the prior year. The quarter marked our 16th consecutive quarter of positive comp growth. Additional sales information can be found on page 11 of the investor presentation.

By brand, fourth quarter American Eagle comps were up 3%, building on a 5% increase last year, and Aerie comps increased 23% following a 34% increase in the prior year. Our stores business continued to demonstrate momentum, posting a mid-single-digit comp increase with positive results across both brands.

The investments that we’d made in our stores, including talent and payroll, have delivered positive sales trends throughout the year. Digital was also strong, posting a positive high single-digit increase in the quarter, its highest volume quarter ever. Digital penetration rose to 31% of revenue in the fourth quarter and 28% for the full year.

Overall, quality of sale metrics were healthy, particularly in stores supporting our investments in field talent and wages. On a consolidated basis, traffic and transactions increased, with store traffic positive in the quarter, outperforming the mall for both brands. Investments in store payroll and a positive response to our merchandise collections also drove an improved conversion rate. Controlled promotions led to a slight increase in the average unit retail price and transaction value.

Gross profit dollars increased to $431 million, up 1% from $425 million last year. The gross margin rate was flat at 34.6% of revenue. Lower markdowns were offset by higher delivery costs due to increased transaction counts and increased incentive expense.

SG&A expense of $288 million increased 9% from $264 million last year. As a rate to revenue, SG&A rose 160 basis points to a rate of 23.1% to sales. Investments in our brands, field talent, customer-facing store payroll, higher wages, advertising, and incentives drove the majority of the increase. As we’ve noted, these investments have strengthened our brands and the quality of sales.

Depreciation and amortization decreased 5% to $41 million, improving 30 basis points to 3.3% as a rate to revenue. Operating income of $101 million compared to $118 million $116 million last year and as a rate to revenue declined to 8.2% from 9.6% last year. One less week in the fourth quarter adversely affected operating income by approximately $18 million.

The effective tax rate decreased to 26.5% compared to 34.2% last year, primarily due to the impact of U.S. tax reform. Fourth quarter earnings per share of $0.43 exceeded our guidance of $0.40 to $0.42 and compares to adjusted EPS of $0.44 last year, which excluded $0.08 of tax benefits related to U.S. tax reform.

Now a few comments and highlights regarding our annual results, total revenue for the 52 weeks increased $240 million or 6% to a record $4 billion compared to $3.8 billion for the 53-week period last year. One less week in the year resulted in lost revenue of approximately $40 million. Consolidated comparable sales for the year accelerated to 8%, building on a 4% increase last year. Comps were fueled by strong brand performance throughout the year.

AE brand increased 5% and Aerie comps were up 29%. AE comps were consistently positive during 2018, and Aerie continues to grow at a fast pace, with this year marking four straight quarters of double-digit growth.

Gross profit dollars increased $117 million to $1.5 billion, rising 70 basis points to 36.9% as a rate to revenue. An improved markdown rate and rent leverage were partially offset by increased delivery expense due to a strong digital business and higher compensation.

SG&A of $981 million rose 11% and 110 basis points to 24.3% as a rate to revenue. Throughout the year, we made deliberate investments in our brands, the customer experience, and our people, which drove the dollar growth.

For the year, operating income of $339 million increased 4% from $325 million last year. As a rate to revenue, operating income decreased to 8.4% from 8.6%. This excludes restructuring and related charges of $2 million and $22 million respectively. Operating income was adversely affected by approximately $12 million due to operating one less week in the fiscal year. Annual adjusted EPS of $1.48 increased 28% from adjusted EPS of $1.16 last year. For additional information, please refer to pages 7 and 8 of the investor presentation.

As a result of our strong free cash flow, during 2018 we returned a total of $242 million to shareholders. We paid dividends of $97 million, reflecting a 10% dividend increase in the first quarter of 2018. And we repurchased 7.3 million shares for $144 million.

Consistent with our guidance, capital expenditures totaled $180 million for the year. In 2019, we expect CapEx to be in the range of $200 million to $215 million. The increase in capital spending is driven primarily by increased Aerie store openings. 2018 store activity can be found on pages 15 through 17 of the investor presentation.

Total gross square footage increased 1% for the year due to additional square footage for Aerie store openings. We opened 12 new Aerie standalone stores and closed six old format stores, and we also opened 29 new Aerie side-by-side locations. For the AE brand, we opened 16 total locations and closed 15.

Our real estate priorities in 2019 are to accelerate the growth of Aerie with approximately 60 to 75 store openings, to reposition and remodel AE stores, and to continue expanding globally through our franchise partnerships. Now, regarding our outlook; in the first quarter of 2019, we expect earnings per share of $0.19 to $0.21 based on comp sales in the positive low single digits.

In closing, we remain focused on driving better earnings flow-through, while fueling growth in our brands. The future is bright as we look to the opportunities ahead. Our goal is to deliver consistent bottom line results, while creating sustained shareholder value.

And now we’ll open it up to questions.

Operator: Thank you. At this time, we’ll be conducting a question-and-answer session. Our first question comes from the line of Dana Telsey with Telsey Advisory Group. Please proceed with your question.

Dana Telsey – Telsey Advisory Group LLC Analyst: Good afternoon, everyone, and congratulations on a successful fourth quarter.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Thanks, Dana.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thanks, Dana.

Dana Telsey – Telsey Advisory Group LLC Analyst: As you think about the leverage opportunities in 2019, Bob, what do you see this year that’ll be different than last year, whether it’s occupancy, whether it’s comp in wages? And then this next first quarter and how you’re thinking about the comp guidance, what are you seeing different in the first quarter than what you saw in the fourth? Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah. So, Dana, thank you for the question. Two things, I think, that are really going to drive leverage in 2019 and really the primary one is leveraging SG&A. As we’ve noted throughout the year, we’ve made significant investments in advertising, stores payroll, and wages. In addition to that, we’ve done a number of restructuring activities in the retail field organization where we’ve really upgraded talent.

All investments that particularly highlighted by Q4’s quality of sale metrics in the stores, we’ve seen significant improvement across AUR, ADS, conversion, just the comp performance in and of itself in addition to driving comp gross margin dollar increases. So, we really feel in addition to really driving an increased sales per associate hour metric, too. So, all of those are pointing to great returns from those investments.

Looking forward to 2019, most of those investments are behind us and reflected in the base with the exception of Q1. We really started investing heavily in store payroll, wages, and all the things I mentioned in Q2 through Q4. So, Q1, we’ll see continued incremental investment in those categories, in addition to just some slight increase in advertising year over year and some timing differences of when advertising materializes in Q1 and then flows out the rest of the year.

So, looking to Q1 of this year, we’re really not expecting leverage or improved operating margin in light of those investments, but as we move through Qs 2 through 4, you should expect to see operating margin and leverage improvement and it’s really primarily driven by SG&A leverage.

The one other thing speaking about investments or things that are different, but reflected in the base in 2018, we had a very strong year this year, which drove a higher incentive compensation payout than it did the prior year. That’s now baked into the base also and is reset. So, we won’t have that as a headwind as we look forward, too. So, those are really the drivers, Dana.

Operator: Our next question comes from the line of Oliver Chen with Cowen and Company. Please proceed with your question.

Oliver Chen – Cowen and Company, LLC Analyst: Yeah. Congrats on a great quarter. The positive traffic was impressive. As we look to model traffic over the next year and quarter, what are your thoughts on traffic and merchandise margins, particularly as some of the commentary on February has been more cautious from other retailers?

And lastly, just on denim, your denim leadership has been outstanding. I just would love thoughts on what’s next for continuing innovation in newness and making sure that you interfuse technology and active in the right way for what the customer is looking for with the latest trends. Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: So, in 2019, just thinking about traffic, both brands, AE brand and significantly Aerie brand, have performed much better versus the mall. We expect that trend to continue. AE has kind of leveraged traffic by 2 full basis points, at least on average, if not more throughout the course of the year. And Aerie’s traffic performance had significantly outpaced the mall. So, we expect both of those trends to continue throughout 2019. Lastly, related to traffic, our digital traffic has been performing at mid-teens performance and we expect that traffic trend to continue in fiscal 2019.

Chad Kessler – American Eagle Outfitters, Inc. – Global Brand President – AE Brand: And as for jeans, we’re obviously focused every day on making sure that we’re delivering the most innovative jeans in the best assortment possible for our customers. This year is going to be a huge year for jeans in American Eagle. I don’t want to share what we have planned, because back-to-school is still several months away, but I am really excited for what 2019 has in store for jeans for AE. We’re going to continue bringing the innovations in fit, fabric, wash and value and quality that we do, but I think we have some really exciting things coming for the customer.

Operator: Our next question comes from the line of Marni Shapiro with The Retail Tracker. Please proceed with your question.

Marni Shapiro – The Retail Tracker Managing Partner: Hey, guys. Congrats on a great holiday and best of luck for spring. So, rather than talk about denim, Jay, I thought since we have you on the call, we’ve had a lot of bankruptcies, a lot of store closures in the teen space, a lot of players that I kind of wonder how they’re still there. Could you give us your thoughts on where you see Eagle going forward? Is it mall based?

Do you see opportunities to partner with other brands or other digital brands inside your stores? I guess, with so many of the players going out, where are you thinking the brand can go over time? And do you feel like we’re closer to a bottom – or maybe that’s a strong word, closer to status quo in the teen space where the winners are now squarely in their place and the rest will eventually go away?

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: The latest bankruptcies were like the little kids, not the teenagers as far as like the Gymboree stores and those type of stores there.

Marni Shapiro – The Retail Tracker Managing Partner: Well, you had Charlotte Russe, Wet Seal, those over the last year or so.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Well, it’s going on right now at Charlotte Russe. It’s about to start the sale there. Look, we still see the malls being strong. A lot of the mall developers are doing special things in their malls, they’re trying to add like some special excitement, you saw where Simon mall has just announced that they’re doing a deal with like putting CBD products in their malls right there.

So we’re still very optimistic. We’re working with some different store designs. So we know that part of the retail experience has to be what kind of experience as far as the customer gets. And we’re challenging ourselves to see what type of special things we can add within our stores. We added customization, personalization in some of the stores. We’re opening a store this week in New York. We’re going to open the sneaker shop up, so we see opportunities there. We think in the next year or so, there could be major opportunities in different accessory areas for us. And so we’re very upbeat. We’re challenging ourselves to see what other Aerie products for development too.

So we see it being very strong. I’m very bullish, and I know the team is very bullish. We know Aerie is just still growing. And as far as Eagle, we think there’s a big opportunity for other products too. And in the denim area, we still see a big market in denim. And as Chad was saying, we put a lot of energy into development of the denim, into the fits of the denim, into the special fabrication, and in creating excitement for the denim. So we see a big opportunity there too. And we also see that there may be opportunities down the road of picking up other businesses too with what’s going on out there.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: And, Jay, this sounds weird, but I’m going to be a little more optimistic than you. If you take Gap’s recent announcement of closing over 200 stores, I’m excited by that. That’s a huge opportunity for us to continue to capture market share, just like we’ve been doing in AE brand. Denim is up 200 basis points in market share this year. We sold over $1 billion in denim. Aerie is taking market share every single day and then more. So I’m really excited about it. Let the disruption continue.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: Look, I also feel that people got nervous this last 30 days because of February, but it was a strange month, February, because we had the government closure, you had income tax checks that came out late as far as tax refund checks. You have a shift in the calendar, you have a later Easter, which is good, which I believe is going to be better for us. But it changes everything.

Last year in February, people taking spring breaks and spring breaks are just starting now. So we’re very optimistic. We think it’s going to be a strong season. And we have a policy we’d rather under-promise and over deliver. So we’re optimistic, we’re very positive, and our team is very excited and we see a lot of good signs the last few days.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Hector, we’ll take the next question.

Operator: Our next question comes from the line of Kate Fitzsimons with RBC Capital Markets. Please proceed with your question.

Kate Fitzsimons – RBC Capital Markets LLC Analyst: Yes. Hi, congratulations on a strong holiday. I guess my question would be on the first quarter gross margin outlook. Bob, I heard your comments on SG&A, but just was wondering if you could give a bit more detail on what you’re looking for on the gross margin side between IMU, markdowns, occupancy, et cetera, and then also just what you’re seeing on the IMU side as you look to 2019. Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: So you can think about Q1 gross margin along the lines of flat to down slightly, really driven by BOW deleverage because of some increases in buying, compensation, and delivery due to increased transactions in digital and a couple other things. We’re seeing really strong improvement in IMU in the quarter for sure, and we’re expecting IMU improvement throughout the course of the year. As I said, Q1 is overall going to deleverage based on the SG&A investments that I recapped. It’s really Q2 through Q4 that we’re going to see margin improvement and leverage going forward.

Operator: Our next question comes from the line of Janet Kloppenburg with JJK Research. Please proceed with your question.

Janet J. Kloppenburg – JJK Research Analyst: Hi, everybody, and congratulations on a great fourth quarter, really well done.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Hey, Janet.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Thank you, Janet.

Janet J. Kloppenburg – JJK Research Analyst: Hey. So that was an interesting comment on gross margin, Bob. So do you look for that shipping deleverage to moderate in the second and third quarter then, allowing gross margins to improve, or maybe you could help us understand how that shift will.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: I do. We saw some slight demand shifts in February that, as Jay pointed out, spring breaks are just kicking in in March for college. You’ve got an Easter shift versus last year. Both pre and post-Easter all fall into April. So we’ve got a lot of the quarter ahead of us for sure, and we did a great job in holiday managing promotions. We’re expecting to do the same this quarter, but we will possibly be flat to slightly lower on gross margin because of that deleverage. I don’t expect that BOW deleverage to be something that continues quarter on quarter for the remainder of the year.

Operator: Our next question comes from the line of Simeon Siegel with Nomura Instinet. Please proceed with your question.

Daniel Ryan Stroller – Nomura Instinet Analyst: This is Dan Stroller on for Simeon. Thanks for taking our question. We just wanted to know about international trends, anything you’re seeing differently or any color on Europe. Thank you.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: We’re really not operating in Europe presently. As Jay pointed out in his opening remarks, we just signed a new franchise agreement for Europe, so that won’t kick in until later on in fiscal 2019. We really saw strong performance in our Canadian business and our Mexican businesses. Mexico has been performing very strong consistently throughout the year, and our license businesses have been performing very well.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: And that’s despite all the gas shortages there.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: That’s a great point, Jay. So, in Mexico there’s a lot of disruption going on down there. At a macro level, lot of disruption from a supply chain perspective, just getting product into the stores because of the ports being held up. So, yeah, Jay, that’s even more of an accolade to how well the Mexican business is performing. But we’re very happy with the performance of our international business. We’ve really significantly reduced some of our lossmaking businesses there in Asia and previously in Europe. So, we’re really happy with the profitability improvement that we’ve seen throughout the course of the year in international.

Jay Schottenstein – American Eagle Outfitters, Inc. – CEO: It’s become a very profitable business.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Absolutely.

Operator: Our next question comes from the line of Susan Anderson with B. Riley FBR. Please proceed with your question.

Susan Anderson – B. Riley FBR, Inc. Analyst: Hi. Good evening. Nice job on the quarter. I was wondering if you could touch on Aerie and the profitability there and the improvement you saw in 2018 and then I guess where you guys are at on the timeline of kind of narrowing the spread between Eagle. And then also I guess just one follow-up on the previous question on the BOW deleverage, if you could, clarify the different puts and takes on the second through fourth quarters versus the first quarter and why it won’t deleverage going forward. Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: So, on Aerie profitability, we don’t break that out separately, but the one thing I will say that Aerie’s pretty much doubled their profitability this fiscal year from last year which is one of the main reasons and it supports our accelerating the growth of that business and looking to open 60 to 75 stores there.

On the BOW deleverage side, the things that I don’t expect to continue through Q2 and Q4 that we’re seeing in Q1 is really some of the deleverage coming from compensation as we kind of start comping certain activities. And I don’t expect some of the deleverage we’re seeing on delivery to continue. The supply chain team has some great initiatives that we feel are going to positively impact Q2 through Q4, whether it’s shipment optimization, software that we’ve purchased, machine learning and AI technology that we’re employing to maximize the efficiency of our shipments, whether it’s buy online, ship from store and we’ve changed some of our vendors around shipping methods and have driven some reductions in some of our shipping service levels. So a combination of all those things are what’s going to drive that performance that’s somewhat better than you’re seeing in Q1.

Operator: Our next question comes from the line of Tiffany Kanaga with Deutsche Bank. Please proceed with your question.

Tiffany Kanaga – Deutsche Bank Securities, Inc. Analyst: Hi, thanks for taking our questions. Would you touch on the promotional cadence at Aerie and how that’s trending? And also provide your initial thoughts around Target launching its new intimates line, which seems to go after the same customer, but through a lower price point. Thanks.

Jen Foyle – American Eagle Outfitters, Inc. – Global Brand President – Aerie: Yeah. Well, actually in Q4, we were less promotional. We really took advantage of our momentum going into the fourth quarter and we were really strategic about our promotions. It’s a promotional time period as you well know and we definitely pulled back and we actually saw our margin flow-through higher than even our sales trends. So, that’s really good news and we’re going to continue that into Q1. We’re watching it like a hawk and we’re watching our AURs and they are up.

Regarding Target, we have tons of competition out there. There’s lots of pure play on the digital front in intimates, and they’ve been in the business for a long time and they have huge assortments and style counts. And what we do different in Aerie is we’re really focused on what we’re going to deliver to this customer. So, our teams are highly engaged on what the missing styles are, what the new trends are and how we can focus and distort those trends and that’s really the difference of what Aerie does versus some of these bigger stores and department stores.

Operator: Our next question comes from the line of Paul Lejuez with Citigroup. Please proceed with your question.

Paul Lejuez – Citigroup Global Markets, Inc. Analyst: Hey, thanks, guys. Curious about your outlook for Aerie store openings this year. Maybe if you could break down the number of stand-alones versus side-by-sides, what do you expect in terms of average store volume in year one just given the geographical breakdown of where you’re opening? How do you expect store volumes to look versus your normal Aerie store openings? And I’m also curious about the dollar lift that you get in e-com when you do go into a new market. Thanks.

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: Yeah, sure. So, as I pointed out, we’re going to open 60 to 75 Aerie stores this year. They’re going to be a little more heavily weighted to stand-alone store openings versus side-by-side, think maybe 60/40-ish weighting along those lines. And from a store productivity perspective, stand-alone stores do approximately 1.7 million or greater with side-by-side stores over 1 million or slightly under depending on the size of the side-by-side location.

From a geographical breakdown, we’re really focusing on markets where we don’t have a presence. So, markets like California, Texas, for instance, really expanding our presence in Florida, et cetera are really where we’re going to be focusing that. And it’s going to be really market opening focus versus one-off stores within each state, because what we find is the digital halo that you get when you’ve got a concentration of store openings is much more significant than you do one-offs.

I think Jen had pointed out in her comments that she’s seeing in our new store concepts a 50% to 60% lift or pickup in digital sales just from that new concept. I can tell you on average across the chain, we see digital halo that equals approximately 60% or so of the volume of the stores, the brick-and-mortar retail stores in that same trading market. So, we do get a significant lift in e-commerce and we’ve got a lot of white space out there. I think we’ve got a brick-and-mortar retail presence in 15 to 17 states at this point. So, we’ve got a lot of room for expansion in addition to filling out the markets that we do have a presence in, too.

So, where we have been, we continue to be bullish not only on Aerie, but AE brand and the growth opportunities there, but we’re starting to put the pedal to the metal committing more of our capital allocation to Aerie and really looking to accelerate that growth. As I pointed out, we don’t disclose Aerie profitability separately, but that business pretty much doubled in profitability this year, that’s on 41 store openings. So, we think that doing 60 to 75 is going to continue to accelerate that even hopefully at a greater pace than we saw this year in addition to leveraging a fixed expense base.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Great. Hector, we have time for one more question.

Operator: Okay. Our next question comes from the line of Laura Champine with Loop Capital. Please proceed with your question.

Laura Champine – Loop Capital Markets LLC Analyst: Thanks for taking my question. It’s basically a follow-on. How many stores can you add to your current base presumably for Aerie without needing to expand your distribution facilities into new buildings?

Bob Madore – American Eagle Outfitters, Inc. – Chief Financial Officer: I think we’ve got a couple years out in front of us before we hit capacity in the distribution network that we have and actually the teams have already been working on this for a while, they’re way out ahead of this. So, I think where regardless of store counts within Aerie, I think just as a total business, right, because we’re not just brick-and-mortar retail, but we support a pretty significant and significantly growing digital business. Capacity issues are something we’re on top of already, maximizing the facilities we have in addition to looking at expanding our footprint.

Judy Meehan - American Eagle Outfitters Inc. – VP, IR: Okay. That completes our call today. Thank you everybody for your participation. Good night.